Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Beazer Homes Reports Record Fiscal Third Quarter Net Income up 89% and
Dollar Value Backlog up 35%; Raises FY 2005 Outlook

ATLANTA, July 28, 2005 — Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced results for the quarter and nine months ended June 30, 2005, reporting an all-time record for quarterly net income and earnings per share.  Highlights of the quarter are as follows:

Quarter Ended June 30, 2005

•                  Record diluted EPS:  $2.50 (up 76.1% vs. $1.42 in prior year)

•                  Home closings: 4,631 (up 14.0%)

•                  Total revenues: $1,293.2 million (up 28.1%)

•                  Gross profit from home construction:  $312.9 million (up 60.4%)

•                  Gross margin from home construction:  24.8% (up 510 basis points)

•                  Operating income:  $178.6 million (up 85.6%)

•                  Operating margin:  13.8% (up 430 basis points)

•                  Net Income: $112.7 million (up 88.9%)

•                  New orders: 5,202 homes (up 6.8%), sales value $1.49 billion (up 18.0%)

•                  All-time record backlog at June 30, 2005: 10,635 homes (up 14.6%), sales value $3.12 billion (up 35.4%)

•                  Active communities at June 30, 2005:  521 (up 2.8%)

June Quarter Results

“We are very pleased to announce record financial results for our third quarter of fiscal 2005.  Our June quarter home closings and revenues increased 14.0% and 28.1%, respectively, and the sales value of our new orders increased 18.0%, reflecting continued strength and favorable conditions in the housing industry and for Beazer Homes,” said President and Chief Executive Officer, Ian J. McCarthy.  “Our June quarter net income and diluted earnings per share both represent all-time quarterly records, increasing 88.9% and 76.1%, respectively, from the prior year.  The fundamentals of our business continue to be robust and we are delivering on our commitment of achieving profitable growth by leveraging our size, scale and geographic reach through our national brand.”

“Beazer Homes’ backlog stands at an all-time record level of 10,635 homes with a sales value of $3.12 billion, up 14.6% and 35.4%, respectively, from June 30, 2004.  This sizeable backlog increase provides the basis for strong performance as we move forward into the final quarter of fiscal 2005 and enter fiscal 2006,” added McCarthy.

Total home closings of 4,631 were up 14% from the prior year, resulting from increases in the Southeast, West, Central and Mid-Atlantic regions, partially offset by lower closings in the Midwest region, namely in Indiana and Kentucky.

The company experienced strong new order growth during the quarter in its Southeast, Central, Mid-Atlantic and

Midwest regions which was partially offset by decreased orders in the West region.  In the West region, strong order growth in Arizona, Colorado and Southern California was offset by declines in Nevada and Northern California.  The declines in these markets resulted primarily from certain entitlement issues which delayed community openings in addition to the company’s overall focus on converting its existing backlog during the quarter.

Strong Financial Performance in June Quarter

“We achieved record earnings and significantly improved margins this quarter as our focus on profitable growth and accelerated closings yielded significant returns,” said James O’Leary, Executive Vice President and Chief Financial Officer. “At June 30, 2005, net debt to total capitalization stood at 48.2%, in line with our target range, and our recent successful completion of both a $300 million senior notes offering in June and a $50 million add-on offering in July increased our ability to capitalize on the significant opportunities available to us by enhancing the liquidity required to further our corporate growth initiatives.”

During the third quarter of fiscal 2005, the company realized increases over the prior year in its home construction gross margin, total gross margin and operating income margin of 510 basis points, 490 basis points and 430 basis points, respectively, as the company continued to realize benefits from the execution of its profit improvement initiatives.  Margins were also favorably impacted by strong pricing in most major markets, as evidenced by the increase in the average sales price of closings and units in backlog to $272,700 and $293,500, respectively.  In the prior year third fiscal quarter, the company incurred warranty costs associated with Trinity Homes, LLC, and increased marketing costs associated with the company’s branding initiative, both totaling in the aggregate $12.7 million, and having an approximately 130 basis points impact on margin.

Fiscal 2005 EPS Outlook

“Our performance for the nine months ended June 30, 2005, combined with record backlog and expectations of continued strength in the housing market give us confidence in our future growth opportunities,” said McCarthy. “In addition, we expect continued execution on our strategic initiatives that utilize our size, scale and capabilities to achieve greater profitability and increased market penetration through focused product expansion, price point diversification and leveraging of our national brand.  As such, we are raising our outlook for diluted earnings per share from a range of $7.00 - $7.25 to a range of $8.00 – $8.25 in fiscal 2005 before the goodwill impairment charge recorded in the second quarter but taking into account the charges associated with the class action settlement for Trinity Homes recorded in the first half of the year.”

Conference Call

The company will hold a conference call today, July 28, 2005, at 11:00 AM ET to discuss the results and take questions.  You may listen to the conference call and view the company’s slide presentation over the internet by going to the “Investor Relations” section of the company’s website at www.beazer.com.  To access the conference call by telephone, listeners should dial 800-369-1904.  To be admitted to the call, verbally supply the passcode “BZH”. A replay of the call will be available shortly after the conclusion of the live call. To directly access the replay, dial 866-367-5568 (available until 5:00 PM ET on August 5, 2005), or visit www.beazer.com.

Beazer Homes USA, Inc., headquartered in Atlanta, is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, New York, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas, Virginia and West Virginia and also provides mortgage origination and title services to its homebuyers.  Beazer Homes, a Fortune 500 company, is listed on the New York Stock Exchange under the ticker symbol “BZH.”

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially.  Such risks, uncertainties and other factors include, but are not limited to, changes in general economic conditions, fluctuations in interest rates, increases in raw materials and labor costs, levels of competition, potential liability as a result of construction defect, product liability and warranty claims, the possibility that the company’s improvement plan for the Midwest and strategies to broaden target price points and lessen dependence on the entry-level segment in certain markets will not achieve desired results, and other factors described in the company’s Form S-3/A filed with the Securities and Exchange Commission on August 17, 2004, Annual Report on Form 10-K for the year ended September 30, 2004 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

Contact:	Leslie H. Kratcoski
Vice President, Investor Relations & Corporate Communications
(770) 829-3764
lkratcos@beazer.com’

-Tables Follow-

BEAZER HOMES USA, INC.

CONSOLIDATED OPERATING AND FINANCIAL DATA

(Dollars in thousands, except per share amounts)

FINANCIAL DATA

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
INCOME STATEMENT
Revenues	$1,293,227	$1,009,279	$3,181,302	$2,695,968
Costs and expenses:
Home construction and land sales	963,699	801,865	2,456,111	2,145,834
Selling, general and administrative expense	150,891	111,176	363,555	300,400
Goodwill impairment charge (1)	—	—	130,235	—
Operating income	178,637	96,238	231,401	249,734
Equity in income of unconsolidated joint ventures	2,951	813	3,150	1,748
Other income	987	786	4,987	3,803

Income before income taxes	182,575	97,837	239,538	255,285
Income taxes	69,835	38,157	141,438	99,561
Net income	$112,740	$59,680	$98,100	$155,724

Net income per common share (2):
Basic	$2.78	$1.49	$2.43	$3.90
Diluted	$2.50	$1.42	$2.24	$3.74

Weighted average shares outstanding, in thousands (2):
Basic	40,497	39,960	40,400	39,932
Diluted	45,666	42,350	45,510	41,740

Interest incurred	$22,798	$19,469	$64,269	$54,872
Interest amortized to cost of sales	$21,568	$17,309	$54,880	$46,183
EPS interest add back (net of taxes) - Convertible Debt	$1,331	$301	$3,993	$301
Depreciation and amortization	$5,676	$4,065	$15,311	$12,100

	June 30,
SELECTED BALANCE SHEET DATA	2005	2004
Cash	$8,098	$199,627
Inventory	2,986,994	2,352,869
Total assets	3,467,666	2,976,031
Total debt	1,250,499	1,124,067
Shareholders’ equity	1,333,879	1,137,683

(1)          The non-cash goodwill impairment charge included in the nine months ended June 30, 2005 is not tax deductible.

(2)          Share and per share amounts for prior periods have been retroactively adjusted to reflect the effect of the Company’s March 2005 three-for-one stock split.

OPERATING DATA

	Quarter Ended June 30,		Nine Months Ended June 30,
SELECTED OPERATING DATA	2005	2004	2005	2004
Closings:
Southeast region	1,491	1,340	3,926	3,794
West region	1,774	1,562	4,324	4,180
Central region	409	216	866	664
Mid-Atlantic region	439	409	1,175	1,094
Midwest region	518	534	1,516	1,621
Total closings	4,631	4,061	11,807	11,353
New orders, net of cancellations:
Southeast region	1,875	1,657	4,767	4,336
West region	1,607	1,823	4,863	5,162
Central region	416	297	1,059	833
Mid-Atlantic region	514	427	1,582	1,146
Midwest region	790	665	1,715	1,728
Total new orders	5,202	4,869	13,986	13,205
Backlog units at end of period:
Southeast region	3,470	2,863
West region	3,679	3,269
Central region	622	565
Mid-Atlantic region	1,454	1,169
Midwest region	1,410	1,412
Total backlog units	10,635	9,278
Dollar value of backlog at end of period	$3,121,702	$2,304,705
Active subdivisions:
Southeast region	170	189
West region	107	93
Central region	49	44
Mid-Atlantic region	62	55
Midwest region	133	126
Total active subdivisions	521	507

	Quarter Ended June 30,		Nine Months Ended June 30,
SUPPLEMENTAL FINANCIAL DATA:	2005	2004	2005	2004

Revenues
Home sales	$1,262,890	$989,961	$3,126,302	$2,636,896
Land and lot sales	20,789	10,570	29,767	32,136
Mortgage origination revenue	13,708	11,531	35,872	35,971
Intercompany elimination - mortgage	(4,160)	(2,783)	(10,639)	(9,035)
Total revenues	$1,293,227	$1,009,279	$3,181,302	$2,695,968
Cost of home construction and land sales
Home sales	$950,013	$794,875	$2,442,767	$2,125,202
Land and lot sales	17,846	9,773	23,983	29,667
Intercompany elimination - mortgage	(4,160)	(2,783)	(10,639)	(9,035)
Total costs of home construction and land sales	$963,699	$801,865	$2,456,111	$2,145,834
Selling, general and administrative
Homebuilding operations	$141,315	$103,403	$337,564	$277,510
Mortgage origination operations	9,576	7,773	25,991	22,890
Total selling, general and administrative	$150,891	$111,176	$363,555	$300,400